Exhibit 10.1

WATSON PHARMACEUTICALS, INC.

AMENDED AND RESTATED KEY EMPLOYEE AGREEMENT

This Amended and Restated Key Employee Agreement (“Agreement”) is entered into as of November 12, 2012 (the “Effective Date”), by and between Paul M. Bisaro (“Executive”) and Watson Pharmaceuticals, Inc. (the “Company”), a Nevada corporation.

Whereas, the Executive and the Company entered into a Key Employee Agreement dated August 1, 2007, as amended by that certain Amendment to Key Employee Agreement dated December 31, 2008 (collectively the “2007 Key Employee Agreement”) whereby the Company engaged the Executive to provide personal services to the Company; and

Whereas, the 2007 Key Employee Agreement expired on September 4, 2012, and, upon execution of this Agreement, shall be of no further force or effect; and

Whereas, the Company wishes to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

Whereas, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under this Agreement;

Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT BY THE COMPANY. Executive’s employment under this Agreement shall be effective as of September 4, 2012 (the “Commencement Date”), and end on the fifth anniversary of the Commencement Date, unless earlier terminated or extended by the parties in writing in accordance with the provisions hereof (the “Employment Term”). Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts employment effective as of the Commencement Date. In this position, Executive shall perform such duties as are assigned from time to time by Board of Directors of the Company (the “Board”). During the Employment Term, Executive will devote his best efforts and substantially all of his business time and attention (except for paid time off periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. In connection with his appointment as Chief Executive Officer of the Company, Executive shall also be nominated by the Company for reelection to the Board during the Employment Term unless such nomination is then contrary to applicable law. Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this Agreement may differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A. Executive will be considered annually for potential increases in base salary in accordance with Company policy and the terms of this Agreement and subject to review and approval by the Board or the Compensation Committee of the Board (“Compensation Committee”), as appropriate.

2.2 Bonus. Executive shall be eligible to participate in the Company’s 2012 Senior Executive Compensation Program (“SECP”) and any successor plan thereto at the senior executive level throughout the Employment Term and receive cash bonuses applicable to financial and/or qualitative performance goals or milestones set at the beginning of each fiscal year (each a “Target Bonus”). Executive’s fiscal year 2012 Target Bonus shall be cash equal to one hundred percent (100%) of Executive’s 2012 base salary, subject to adjustment of between 0% and 150% proportionate to established milestones based upon the Company’s financial performance in 2012, as described in the 2012 SECP, and subject to further adjustment by a multiplier ranging from 0% to 150% based upon the Compensation Committee’s assessment of Executive’s achievement of strategic goals that were set by the Compensation Committee at the beginning of 2012. Executive shall be entitled to a Target Bonus in years subsequent to 2012 as determined in the applicable SECP, provided that Executive’s Target Bonus for a particular fiscal year shall be no less than one hundred percent of his then-current annual base salary. The Compensation Committee may provide additional cash incentives based upon the Company exceeding certain financial performance metrics approved by the Compensation Committee or the Board or based on other reasonable performance metrics mutually agreed by the Executive and the Compensation Committee. To be eligible to receive a Target Bonus, Executive must remain in employment with the Company throughout the entire fiscal year or as otherwise set forth in this Agreement or required by the applicable SECP as approved by the Board or the Compensation Committee from time to time.

2.3 Long-Term Incentive Awards. Executive shall be eligible to receive such long term incentive awards as may from time to time be granted by the Board or the Compensation Committee, as appropriate. All awards shall be subject to terms and conditions of the applicable Award agreement and plan document. For the purposes of this Agreement, all long term incentive awards (e.g., stock options, restricted stock and restricted stock units) granted to Executive by the Company under the 2007 Key Employee Agreement or granted in the future shall be referred to hereinafter as the “Awards.”

2.4 Paid Time Off. Executive shall be eligible to accrue paid time off (“PTO”) during the term of this Agreement, in accordance with the Company’s standard policy regarding PTO at the rate of twenty (20) days per 12-month period during the Employment Term.

2.5 Standard Company Benefits. Executive shall be entitled to all perquisites, rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other perquisites, benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to the Executive (including without limitation, a car allowance and financial planning in accordance with the terms of the Company’s plans, policy or arrangement in effect from time to time) on terms no less favorable than those applicable to other senior executives of the Company.

2.6 Expenses. The Company will pay or reimburse Executive for all ordinary and reasonably incurred business related expenses pursuant to the terms and conditions of the Company’s expense reimbursement policies applicable, from time to time, to senior executives of the Company generally.

2.7 Travel and Relocation Expenses. The Company will reimburse Executive for reasonable costs incurred in traveling from his current residence in New York to the Company’s corporate headquarters in the event the Company headquarters relocates outside of a seventy-five (75) mile radius of the city limits of Parsippany, New Jersey, including first class airfare and, if necessary, rental expenses of an executive apartment. If, at any time during the Employment Term, Executive shall be required by the Company to relocate from his current residence in New York, he shall be reimbursed for all expenses incurred in connection with such relocation pursuant to the Company’s then existing relocation policy applicable to senior executives of the Company. If no such policy shall then exist, the parties hereto shall negotiate in good faith a reasonable relocation package for Executive. The Company acknowledges its obligation to furnish the Executive (which for purposes of this Section 2.7 includes the Executive’s spouse and other immediate family members and guests when accompanying him), with up to $110,000 per calendar year of private air transportation for personal use during the term hereof that provides him with security and productivity to address bona fide business-oriented security concerns and productivity needs. The Company shall, at the Company’s expense, make available to the Executive, Company or other private aircraft for business and personal use at his reasonable discretion (and subject to the monetary limits on personal use in the preceding sentence). The value of the personal use of any such aircraft shall be determined by Company’s accountants in accordance with applicable proxy reporting and other laws and regulations, and shall be based upon the actual incremental costs of such use (for example, per air hour charges, fuel, catering and other related charges), but shall not include depreciation, management fees, or other fixed costs unless required by law. In the event Executive exceeds $110,000 per calendar year in incremental costs for personal aircraft usage, he shall promptly (and in the same fiscal year as the incremental usage occurred) reimburse the Company for all costs associated therewith. The Company shall report the value of Executive’s personal use of any Company or other private aircraft paid by the Company in Executive’s W-2 (or similar annual reporting form) filed with the Internal Revenue Service and applicable state and local taxing authorities and in accordance with the provisions of the Treasury Regulations promulgated under the “Code” (as defined below), or any successor thereto, as may be in effect from time to time. The Company shall comply with all applicable laws and regulations of the Securities and Exchange Commission, Federal Aviation Administration, Internal Revenue Service and other agencies and offices with respect to the calculation and reporting of the value of any personal aircraft use by the Executive, and shall provide the Executive’s accountants with a reasonable opportunity to review and comment on such calculation methods. Within forty five (45) days after the end of each calendar quarter during the Employment Term, the Company shall provide Executive with a report showing its calculation of the value of any personal travel by Executive and his immediate family during the preceding quarter.

2.8 D&O Insurance. The Company shall provide the Executive with directors and officers insurance consistent with such insurance provided to other directors and executive officers of the Company.

3. PROPRIETARY INFORMATION AND INVENTIONS. Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit C and made a part hereof by this reference.

4. OUTSIDE ACTIVITIES.

4.1 Activities. Except with the prior written consent of the Board, as appropriate, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities and manage his personal business affairs so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2 Investments and Interests. During his employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse to or in conflict with the interest of the Company, its business or prospects, financial or otherwise. By way of clarification, nothing contained in this Agreement shall prevent Executive from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.

4.3 Non-Competition. During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5. OTHER AGREEMENTS. Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party.

6. TERMINATION OF EMPLOYMENT.

6.1 At-Will Employment. Executive’s relationship with the Company is at-will. The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and, except in the case of a termination without Cause, with or without notice. The Company shall provide Executive with not less than thirty (30) days prior notice of any termination without Cause; provided that the Company may provide Executive with thirty days of pay in lieu of notice for any such termination without Cause. Executive shall have the right to terminate his employment with the Company at any time with or without Good Reason consistent with Sections 6.4 and 6.5.

6.2 Termination by Company for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the effective date of termination and Executive will not be entitled to severance pay or any then-unvested Awards.

(a) Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events upon written notice to Executive and a reasonable opportunity for Executive to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board): (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) gross neglect, willful malfeasance or gross misconduct in connection with his employment; (iii) conviction or plea of guilty or nolo contendere to a felony which felony, conviction, or plea negatively impacts the Company economically or the Company’s reputation, as reasonably determined by the Board; (iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry unless such refusal is made upon the advice of the Company’s general counsel or its external counsel; or (vi) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of this Agreement). For purposes of clauses (ii), (iv) and (vi) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, the Company shall not have “Cause” to terminate Executive’s employment in connection with any of the foregoing events to the extent that the Company shall have either consented to such event or to the extent that ninety (90) days shall have elapsed following the date that the Company becomes aware of such event without delivering notice to the Executive (“Cause Notice”).

(b) Executive shall have the right to appear before the Board, with his counsel present if he so elects, prior to any final determination by the Board to terminate his employment for Cause. Executive may request a meeting with the Board by submitting a written request to the Board within ten (10) days of receipt of the Cause Notice. Such meeting shall be fixed and shall occur on a date selected by the Board (such date being not less than five (5) nor more than twenty (20) days after the Board receives the Executive’s written request). Unless otherwise agreed by the parties, such meeting shall take place at the executive offices of the Company and the Executive shall have the right to address the Board for such period of time as established by the Board, but in no event less than thirty (30) minutes.

6.3 Termination by Company Without Cause. If the Company terminates Executive’s employment at any time without Cause, Executive shall be entitled to severance benefits as set forth in Section 3.1 of Exhibit A, attached hereto. Additionally, in the event the Executive is terminated without Cause at any time on or after the fifty fourth (54th) month anniversary of the Commencement Date, Awards granted to Executive prior to the date of termination of his employment with the Company and that remain unvested as of the date of employment termination, shall continue to vest in accordance with their current vesting schedule and other applicable terms and conditions of the particular Award as long as (a) Executive has executed and delivered to the Company the “Release” (as defined in Section 9 below), (b) Executive does not breach the covenants set forth in clause (iv) of Section 6.10 hereof prior to those Awards becoming fully vested, and (c) Executive continues to refrain from engaging in any “Competitive Activities” (as defined in Section 6.11 hereof). Any Awards which cease to vest pursuant to the immediately preceding sentence shall be immediately forfeited.

6.4 Executive’s Voluntary Resignation. Executive may voluntarily terminate his employment with the Company at any time, without Good Reason, upon thirty (30) days prior written notice to the Company. In the event Executive voluntarily terminates his employment without Good Reason, then he will not be entitled to any severance benefits. Notwithstanding anything herein to the contrary, in the event Executive voluntarily terminates his employment with the Company without Good Reason at the end of the Employment Term, Awards granted to Executive prior to the date of termination of his employment with the Company, and which remain unvested as of the date of employment termination, shall continue to vest in accordance with their current vesting schedule and other applicable terms and conditions of the particular Award as long as (a) Executive has executed and delivered to the Company the Release, (b) Executive does not breach the covenants set forth in clause (iv) of Section 6.10 hereof prior to those Awards becoming fully vested, and (c) Executive continues to refrain from engaging in any Competitive Activities. Any Awards which cease to vest pursuant to the immediately preceding sentence shall be immediately forfeited.

6.5 Executive’s Resignation for Good Reason. Executive may resign his employment for Good Reason so long as Executive tenders his resignation to the Company within ninety (90) days after the occurrence of the event which forms the basis for his termination for Good Reason and provides the Company with a reasonable opportunity to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board). If Executive terminates his employment for Good Reason and executes and delivers to the Company the Release, Executive shall receive severance benefits as set forth in Section 3.2 of Exhibit A, attached hereto. Notwithstanding anything herein to the contrary, in the event Executive resigns his employment with the Company for Good Reason on or after the fifty fourth (54th) month anniversary of the Commencement Date, Awards granted to Executive prior to the date of termination of his employment with the Company and which remain unvested as of the date of employment termination, shall continue to vest in accordance with their current vesting schedule and other applicable terms and conditions of the particular Award as long as (a) Executive has executed and delivered to the Company the Release, (b) Executive does not breach the covenants set forth in clause (iv) of Section 6.10 hereof prior to those Awards becoming fully vested, and (c) Executive continues to refrain from engaging in any Competitive Activities. Any Awards which cease to vest pursuant to the immediately preceding sentence shall be immediately forfeited.

(a) Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the Commencement Date without Executive’s consent: (i) the failure to elect or reelect Executive to the positions of President and Chief Executive Officer; the removal of him from either such position; or any material diminution in his duties or responsibilities, taken as a whole, in such positions; (ii) the failure to renominate him for election to the Board upon the expiration of his term as a director unless such renomination would violate any applicable law, rule or regulation; (iii) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a President and Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board; (iv) any uncured material breach by the Company of this Agreement; (v) conduct by the Company occurs that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability; or (vi) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the Company’s business or assets of the Company. Notwithstanding the foregoing, Executive shall not have “Good Reason” to terminate his employment in connection with any of the foregoing events to the extent that Executive shall have either expressly consented to such event or to the extent that ninety (90) days shall have elapsed following the date that Executive becomes aware (or reasonably should have been aware) of such event without delivering notice to the Company.

6.6 Termination for Death or Disability. Executive’s employment with the Company will be terminated in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred eighty (180) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period (“Disability”). The determination regarding whether Executive is physically unable regularly to perform his duties shall be made by the Board following examination by a certified physician mutually selected by the Board and Executive. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties. In the event that Executive’s employment with the Company is terminated for death or Disability as described in this Section 6.6, Executive or Executive’s heirs, successors, and assigns shall receive the benefits as set forth in Section 3.3 of Exhibit A, attached hereto. Further, in the event Executive’s employment with the Company is terminated for Disability, any Awards granted to Executive prior to the date of termination of his employment with the Company and which remain unvested as of the date of employment termination, shall continue to vest in accordance with their current vesting schedule and other applicable terms and conditions of the particular Award as long as (a) Executive has executed and delivered to the Company the Release, (b) Executive does not breach the covenants set forth in clause (iv) of Section 6.10 hereof prior to those Awards becoming fully vested, and (c) Executive continues to refrain from engaging in any Competitive Activities. Any Awards which cease to vest pursuant to the immediately preceding sentence shall be immediately forfeited. In the event Executive is terminated for disability and remains eligible for continued vesting of Awards and thereafter dies prior to the full vesting of any such Awards, any Awards which remain unvested at the time of Executive’s death shall accelerate and become one hundred percent vested as of the date of Executive’s death.

6.7 Cessation. If Executive violates any provision of Section 8 of this Agreement or the Employee Proprietary Information and Inventions Agreement and Executive fails to correct such violation within ten (10) days after Executive is given written notice by the Board specifying such failure in detail, then any severance payments or other benefits being provided to Executive (including, without limitation, the continued vesting of certain Awards as provided in Sections 6.3, 6.4, 6.5 and 6.8) will cease immediately, and Executive will not be entitled to any further compensation from the Company.

6.8 Expiration of the Employment Term. At least three (3) months prior to the expiration of the Employment Term, each party hereto shall notify the other party of its intention whether to extend the Employment Term and of any proposed changes to the terms and conditions contained in the Agreement. In the event the parties have duly notified each other of the intent to extend the Employment Term but both parties have not executed a new employment agreement (or amendment to this Agreement), Executive shall continue in employment with the Company subject to all the terms of the then-expired Employment Agreement until such time as the parties mutually agree and execute a new employment agreement or amendment to this Agreement, or until either party terminates the Executive’s employment by providing at least thirty (30) days prior written notice of termination. If, at the conclusion of the Employment Term or at any subsequent time thereafter when Executive remains employed by the Company, the Company elects not to continue Executive’s employment on substantially the same terms in effect at the expiration of this Agreement or on other mutually agreeable terms, Executive shall be paid all earned but unpaid amounts, all unreimbursed expenses and a pro rata bonus (based on his then current Target Bonus) for the year in which his employment is terminated and shall receive severance benefits as set forth in Section 3.1 of Exhibit A attached hereto. Any pro rata bonus to be paid to Executive pursuant to the immediately preceding sentence shall be calculated and paid after the end of such fiscal year for which it was earned, and shall be calculated based upon actual Company performance. If, at the end of the Employment Term, Executive retires from the Company or does not agree to enter into a new employment agreement or amendment to this Agreement extending Executive’s employment for a period of at least three years on substantially the same terms in effect at the expiration of this Agreement, Executive shall be paid all earned but unpaid amounts, all unreimbursed expenses and a pro rata bonus (based on his then current Target Bonus) for the year in which his employment is terminated, but shall not receive any additional severance benefits. Any pro rata bonus to be paid to Executive pursuant to the immediately preceding sentence shall be calculated and paid after the end of such fiscal year for which it was earned, and shall be calculated based upon actual Company performance. Notwithstanding anything herein to the contrary, in the event the Company elects not to continue Executive’s employment as contemplated by this Section 6.8, Awards granted to Executive prior to the date of termination of his employment with the Company, and which remain unvested as of the date of employment termination, shall continue to vest in accordance with their current vesting schedule and performance criteria as long as (a) Executive has executed and delivered to the Company the Release, (b) Executive does not breach the covenants set forth in clause (iv) of

Section 6.10 hereof prior to those Awards becoming fully vested, and (c) Executive continues to refrain from engaging in any Competitive Activities. Any Awards which cease to vest pursuant to the immediately preceding sentence shall be immediately forfeited.

6.9 Executive Rights Upon Termination for Any Reason. Upon Executive’s employment termination for any or no reason, Executive shall be entitled to the following:

(i) Executive’s base salary through the date of termination (including accrued but unused vacation); (ii) any earned but unpaid portion of Executive’s Target Bonus for the fiscal year preceding the year of termination; (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy before the date of Executive’s date of termination; and (iv) such employee benefits, if any, as to which Executive may be entitled under employee benefit plans in accordance with their then-existing terms at the time of Executive’s termination of employment. The payments under clauses (i), (ii) and (iii) above shall be made to Executive in accordance with the Company’s usual payroll practices and policies and the benefits payable under clause (iv) above shall be made to Executive in accordance with the then-existing terms of the applicable employee benefit plans.

6.10 Conditions for Severance Benefits. In the event Executive is entitled to severance benefits as described in this Agreement, in addition to complying with Section 9 of this Agreement, Executive agrees to do the following in consideration for the payment of such severance benefits:

(i) Reasonably cooperate with the Company after the Executive’s termination of employment to assure the smooth transition of pending matters and to answer questions that may arise from time to time regarding Executive’s former duties and responsibilities;

(ii) At the Company’s request, resign, effective as of the date of Executive’s termination of employment, any or all of Executive’s offices and directorships held with any of the Company’s direct or indirect subsidiaries (but, for the avoidance of doubt, shall not be required to resign as a director of the Company), and will execute all documents reasonably requested by the Company or its subsidiaries to effectuate such resignations;

(iii) For a period of twenty-four (24) months commencing on the date Executive’s employment by the Company terminates, not disparage the Company, either orally or in writing, to any person or entity. The Company agrees that for a period of twenty four (24) months from the date Executive’s employment terminates it will not, and will use its reasonable efforts to ensure that its officers and directors will not, disparage Executive, either orally or in writing, to any person or entity; and

(iv) For a period of twelve (12) months commencing on the date Executive’s employment by the Company terminates, not directly or indirectly, solicit or encourage any employee, independent contractor, customer or supplier of the Company to terminate his, her or its employment, engagement or other business relationship with the Company.

If, at the time of any enforcement of this Section 6.10 of this Agreement, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in Section 6.10 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

6.11. Non-Competition. For purposes of Sections 6.3, 6.4, 6.5 and 6.8 hereof, “Competitive Activities” shall mean the Executive directly or indirectly, whether as an officer, director, stockholder, representative, partner, proprietor, associate, consultant, or in any other capacity being employed by or having any active business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes directly with any significant business or product of the Company, anywhere in the world, in the generic, women’s health, urology, or biosimilars pharmaceutical sector, with annual revenue of at least twenty five percent (25%) of the Company’s annual revenue in the relevant competitive market during the time in question. Notwithstanding the immediately preceding sentence, “Competitive Activities” shall not include (i) any activity to which the Board has consented in writing, (ii) owning up to five percent (5%) of any publicly traded company as a passive investor, or (iii) participating as a limited partner in a partnership, private equity firm, or similar investment business, provided that Executive’s activities and responsibilities for such investment business are wholly passive in nature with respect to any operations that would reasonably be deemed to compete with the Company as described in this Section 6.11.

7. CHANGE OF CONTROL.

7.1 Definition. For purposes of this Agreement, Change of Control means the occurrence of any of the following:

(a) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions);

(b) a liquidation or dissolution of the Company;

(c) a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the shareholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving the Company or a subsidiary of the Company, the shareholders of the Company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

(d) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause “(c)” of this sentence, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company (in a single transaction or series of related transactions); or

(e) in the event that the individuals who, as of the Commencement Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board within a twelve-month period. (If the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.)

7.2 Termination After a Change of Control. In the event Executive’s employment with the Company is terminated without Cause, or Executive resigns for Good Reason, in each case within ninety (90) days prior to or twelve (12) months following a Change of Control (a “Change of Control Termination”), then Executive shall be eligible for severance benefits as set forth in the Compensation and Severance Terms Schedule, attached hereto as Exhibit A, and the Awards, which shall accelerate and become one hundred percent (100%) vested as of the effective date of termination, in exchange for Executive’s execution of the Release.

7.3 Potential Reduction in Change in Control Payments. In the event that it is determined pursuant to Section 7.3(a) below that any payment or benefit to Executive or for the benefit of Executive or on Executive’s behalf (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other agreement, arrangement or plan with the Company or any Affiliate (as defined below) (individually, a “Payment” and collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then the Company shall reduce the amount of the Payments otherwise due from the Company to one dollar less than three times the “base amount” (as defined under Section 280G(b)(3) of the Code) to the extent that such reduction results in a greater net after tax benefit to Executive than would be payable to Executive without such reduction if the Excise Tax were applicable. In the event of such reduction, reduction shall be made first to any cash portion of the Payments due to the Executive and thereafter, to the extent necessary, to all other types of compensation that constitute Payments in proportion to the relative values of such compensation as determined by the Company. For purposes of this Section 7.3, an “Affiliate” shall mean any successor to all or substantially all of the business and/or assets of the Company, any person acquiring ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company’s assets, or any other person whose relationship to the Company, such successor or such person acquiring ownership or control is such as to require attribution between the parties under Section 318(a) of the Code.

(a) All determinations required to be made under this Section 7.3 shall be made by the Accountants (as defined below), which shall provide Executive and the Company with detailed supporting calculations within thirty (30) days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. For the purposes of this Section 7.3, the “Accountants” shall mean the Company’s independent certified public accounting firm serving immediately prior to the Change of Control (or other change in ownership or effective control, or change in ownership of a substantial portion of the assets, of a corporation, as defined in Section 280G of the Code) with respect to which such determination is being made. In making determinations required to be made under this Section 7.3, the Accountants shall provide the Executive’s accountants with a reasonable opportunity to review the supporting calculations and provide comments to the Accountants before rendering a final determination. In the event that the Accountants are also serving as the accountants, auditors or consultants for the individual, entity or group effecting the Change of Control (or other change in ownership or effective control, or change in ownership of a substantial portion of the assets, of a corporation, as defined in Section 280G of the Code), the Company shall appoint another nationally recognized independent certified public accounting firm, reasonably acceptable to Executive, to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.

(b) The Accountants, and, upon request by the Executive, legal counsel mutually agreed by Company and the Executive, shall determine whether any payment or benefit to Executive upon termination of Executive’s employment will be subject to the Excise Tax as “parachute payments” within the meaning of Section 280G of the Code, or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax.

(c) Any determination by the Accountants shall be binding upon the Company and Executive. In the event the Accountants determine to reduce the Payments otherwise due from the Company to one dollar less than three times the “base amount” (as defined under Section 280G(b)(3) of the Code) to the extent that such reduction results in a greater net after tax benefit to Executive and the Internal Revenue Service or its designee disagrees with the Accountants’ calculations or otherwise seeks to impose an Excise Tax on all or a portion of such Payments, then Executive shall repay to the Company such portion of the Payments that cause or are subject to such Excise Tax so as to prevent imposition of such Excise Tax. None of the foregoing shall be construed to limit in any way Executive’s right to object to or appeal the Internal Revenue Service’s assessment and to litigate such assessment to the fullest extent of the law.

8. PROTECTION OF TRADE SECRETS; NON-SOLICITATION; NON-DISPARAGEMENT.

(a) Executive acknowledges that he will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets, proprietary information and Intellectual Property. Executive further acknowledges that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Without limiting any other obligations of Executive pursuant to this Agreement, Executive accordingly covenants and agrees with the Company and its subsidiaries that during the Employment Term and the twelve (12) month period following his termination of employment Executive shall not induce or attempt to induce any employee or independent contractor of the Company or its subsidiaries to leave the employ or services of the Company or its subsidiaries, as the case may be, or in any way interfere with the relationship between the Company or its subsidiaries and any employee or independent contractor thereof (other than through general advertisements for employment not specifically directed at employees of the Company or any of its subsidiaries).

(b) Without limiting any other obligation of Executive or the Company pursuant to this Agreement, each of Executive and the Company hereby covenants and agrees that, except as may be required by applicable law, during the Employment Term and the twenty four (24) month period following Executive’s termination of employment, each of Executive and the Company shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of, (in the case of Executive) the Company or its subsidiaries or affiliates or their respective past or present products, officers, directors, employees or agents or (in the case of the Company) the Executive.

(c) If, at the time of enforcement of this Section 8 of this Agreement, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of Section 8, the Company and its subsidiaries would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9. RELEASE. In exchange for the severance compensation and benefits provided under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B, as may be revised and updated as determined to be appropriate by the Company (the “Release”). Unless the Release is executed by Executive following termination of employment, delivered to the Company within twenty-one (21) days after the Release has been provided to Executive (or forty-five (45) days following Executive’s receipt of the informational package required in the event of a group termination), and not revoked, and except as otherwise provided in this Agreement, Executive shall not receive any severance benefits provided under this Agreement, any vesting acceleration of Executive’s Awards as provided in this Agreement shall not apply, and Executive’s Awards in such event shall vest or, in the case of stock options, be exercisable following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable plan and Award agreements.

10. GENERAL PROVISIONS.

10.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

10.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Entire Agreement. This Agreement, together with the Employee proprietary information and Inventions Agreement, constitute the final, complete, and exclusive embodiment of the entire agreement between Executive and the Company regarding the subject matter hereof and supersede any prior agreement, promise, representation, or statement, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8 Attorneys’ Fees. If either party hereto brings any action or other proceeding to enforce his or its rights hereunder, the prevailing party in any such action or proceeding shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action or proceeding. The Company shall reimburse Executive for his reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement, not to exceed $15,000.

10.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that except as provided in Section 8, any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in the New York City, New York, metropolitan area (or such other major metropolitan region where the Company is then headquartered) and conducted by the American Arbitration Association, under its then-existing Employment Rules and Procedures. Nothing in this Section 10.9 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. This Section 10.9 shall not apply to any claims of violation of any federal or state employment discrimination laws.

10.10 Remedies. Executive’s duties under Section 8 and the Employee proprietary information and Inventions Agreement shall survive termination of Executive’s employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these sections and the Employee proprietary information and Inventions Agreement would be inadequate, and that such a breach would cause irreparable harm to the Company; and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

10.11 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

10.12 Public Announcements and Communications. No press releases or other public announcements or statements related to the Agreement, its related schedules and exhibits, or the transactions contemplated hereby, or other announcement to or communications, whether internal or external, will be issued by either Executive or the Company or any of the

Company’s affiliates, subsidiaries, employees, officers or directors without the prior written consent and agreement of the parties hereto, except for any public disclosure that Executive or the Company in good faith believes is required by law or by obligations pursuant to any listing agreement with any securities exchange or market (in which case the company and Executive, as the case may be, will consult with the other party prior to making such disclosure). Without limiting the generality of the exceptions set forth in the immediately preceding sentence, the Company may disclose the terms of this Agreement in a current report of the Company on Form 8-K (or any other applicable report or statement) filed with the Securities Exchange Commission and/or any securities exchange or market to which may be attached a copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

WATSON PHARMACEUTICALS, INC.:

By:	/s/ Ronald R. Taylor
	Name:	Ronald R. Taylor
	Title:	Chairman, Compensation Committee

EXECUTIVE:

/s/ Paul M. Bisaro
Name: Paul M. Bisaro

EXHIBIT A

COMPENSATION AND SEVERANCE TERMS SCHEDULE

1.	BASE SALARY

For services to be rendered under this Agreement, Executive shall receive an initial base salary at an annualized rate of One Million Two Hundred Thousand Dollars ($1,200,000.00) payable in accordance with the Company’s standard payroll practices, subject to potential increases each year as set forth in this Agreement.

2.	BONUS

Executive’s fiscal year 2012 Target Bonus shall be one hundred percent (100%) of his 2012 Base Salary, subject to adjustment of between 0% and 150% based upon the Company’s financial performance in 2012 and subject to further adjustment based upon achievement of strategic goals, as described in the 2012 SECP. Executive’s Target Bonus in each subsequent year under this Agreement shall be determined at the beginning of each fiscal year as set forth in the applicable SECP for such fiscal year.

The Compensation Committee or the Board may provide additional bonuses to Executive from time to time based upon the same or other criteria established by the Compensation Committee from time to time.

3.	SEVERANCE BENEFITS

3.1 Termination By Company without Cause. If the Company terminates Executive’s employment at any time without Cause, the Company shall provide to Executive, within thirty (30) days after the effective date of the Release (as “Effective Date” is defined in the Release), as the only severance compensation and benefits the following:

(a) A lump sum severance payment, subject to standard withholdings or deductions, equal to the sum of (i) 200% of Executive’s base salary at the time of termination and (ii) 200% of Executive’s Target Bonus for the year in which the termination occurs.

(b) Full payment of all premiums for health insurance coverage of Executive and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending the earlier of (i) the thirty-six (36) month anniversary of Executive’s termination; or (ii) Executive becoming eligible for comparable life, disability or health insurance coverage, as applicable (or such period that Executive and Executive’s dependents are entitled to COBRA continuation coverage, if shorter), provided that on the Effective Date the Company’s health insurance plan fully complies with federal and state law applicable to health insurance plans, including but not limited to federal and state provisions regarding discrimination of such plans in favor of highly compensated employees. In the event the Company determines that its health plan does not fully comply with applicable law taking into account payment of benefits pursuant to this Section 3.1(b), the Company shall reimburse Executive for the full cost of premiums for health insurance coverage substantially similar to what the Executive and his dependents would receive under the Company’s COBRA health insurance coverage.

(c) Any unvested Awards held by Executive shall continue to vest as expressly provided in Section 6.3 of the Agreement to the extent applicable.

3.2 Executive’s Resignation for Good Reason. If Executive terminates his employment with the Company for Good Reason, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release, the same severance compensation and benefits provided in Sections 3.1(a) and (b) of this Exhibit A, and any unvested Awards held by Executive shall continue to vest as expressly provided in Section 6.5 of the Agreement to the extent applicable.

3.3 Death/Disability. In the event of Executive’s death or Disability, Executive or his estate or legal representative shall be entitled to a lump sum payment equal to Executive’s pro-rated Target Bonus under the SECP and as described Section 2 of this Exhibit A for the year of Executive’s death or Disability based on the number of calendar months during the fiscal year that Executive was employed before such termination (rounded up to the next whole month). Additionally, in the event of Executive’s death during the employment term, any then-outstanding Awards shall accelerate and become one hundred percent (100%) vested as of the effective date of termination. In the event of Executive’s Disability, any unvested Awards held by Executive shall continue to vest as expressly provided in Section 6.6 of the Agreement to the extent applicable.

3.4 Change of Control Termination. In the event of a Change of Control Termination at any time during the Employment Term, the Company shall provide to Executive, within ten (10) days after the Effective Date of the Release or such later date as may be required pursuant to Section 4.5, as the only severance compensation and benefits:

(a) A lump sum severance payment, subject to standard withholdings or deductions, equal to the sum of (i) 300% of Executive’s base salary at the time of the Change in Control Termination; and (ii) 300% of Executive’s Target Bonus for the year in which Executive terminates employment.

(b) Full payment of all premiums for health insurance coverage of Executive and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending the earlier of (i) the thirty-six (36) month anniversary of Executive’s termination; or (ii) Executive becoming eligible for comparable life, disability or health insurance coverage, as applicable (or such period that Executive and Executive’s dependents are entitled to COBRA continuation coverage, if shorter), provided that on the Effective Date the Company’s health insurance plan fully complies with federal and state law applicable to health insurance plans, including but not limited to federal and state provisions regarding discrimination of such plans in favor of highly compensated employees. In the event the Company determines that its health plan does not fully comply with applicable law taking into account payment of benefits pursuant to this Section 4.1(b), the Company shall reimburse Executive for the full cost of premiums for health insurance coverage substantially similar to what the Executive and his dependents would receive under the Company’s COBRA health insurance coverage.

(c) Any unvested Awards held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination, subject to Executive having executed the Release.

3.5 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a “nonqualified deferred compensation plan” within the meaning of Internal Revenue Code Section 409A or provide for deferred payments made the later of two and half months after the end of the Company’s fiscal year in which the payments vested, (“Deferred Compensation”), payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting this Agreement’s references to “termination of employment” or “termination” or “the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release)” with “Separation from Service.” Notwithstanding the foregoing, if at the time of the Executive’s Separation from Service the Executive is a “specified employee” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)), any such Deferred Compensation will not be paid until the later of (i) the first business day of the seventh month following Executive’s Separation from Service, or (ii) the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) (the “409A Suspension Period”). Notwithstanding the foregoing, Executive must execute the Release within the calendar year that includes the first business day of the seventh month following Executive’s Separation from Service or his payments that constitute Deferred Compensation will not be paid to Executive. At the end of the 409A Suspension Period, the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. For the purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A. The payment of any amounts earned pursuant to this Agreement shall be made no later than two and one-half months following the end of the fiscal year in which such amount was earned. The payment of any reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

4.	INCENTIVE COMPENSATION RECOVERY

Notwithstanding anything in the Agreement to the contrary, in the event of a significant restatement of the Company’s financial results (as reasonably determined by the Board in good faith), the Board will review all compensation that was made to the Executive on the basis of having met or exceeded specific performance targets for performance periods beginning after January 1, 2009 for services rendered during the restatement period. If a lower payment of performance-based compensation would have been made to Executive based upon the restated financial results, the Board will, to the extent permitted by applicable law, seek to recoup from Executive for the benefit of the Company the amount by which Executive’s incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results on a net after-tax basis, plus a reasonable rate of interest as the parties mutually agree but not to exceed the then most recent prime rate published by the Wall Street Journal, or if the Wall Street Journal no longer exists or no longer publishes on a regular basis the prime rate, then a similar national financial publication as mutually agreed by the parties; provided, however, that the Board shall not seek to recoup incentive compensation paid more than three (3) years before the date the applicable restatement is disclosed.

For the avoidance of doubt, this Section 4 shall not relate to the gain recognized on any stock option, the compensation received in respect of any restricted stock or restricted stock unit grant, or any other variety of equity-based compensation, whether made on or after the Commencement Date, that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives. Similarly, this Section 4 shall not apply to any award that has or had alternative vesting criteria unrelated to the performance objective affected by the restatement that have otherwise been satisfied at the time of the restatement.

For purposes of this Section 4, a “significant restatement” shall mean a restatement of the Company’s financial statements for 2009 or any year thereafter which, in the reasonable, good faith opinion of the Company’s independent registered public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year. Notwithstanding the immediately preceding sentence, a significant restatement shall not include any restatement that (i) occurs more than three years following the date that the Employment Term ends, (ii) is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (iii) that the Board determines arose as a result of events, facts or changes in law or practice that were beyond the control and responsibility of Executive or which the Board determines occurred regardless of the Executive’s diligent and thorough performance of his duties and responsibilities. In addition, in determining the amounts, if any, that Executive shall be required to reimburse the Company pursuant to this Section 4 (or that would be payable to Executive in respect to any then in progress awards), all effects, whether positive or negative, of any change in the manner of reporting any transaction or class of transactions that the Audit Committee shall specifically agree to exclude for this purpose shall be disregarded.

EXHIBIT B

RELEASE AGREEMENT

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into between Paul M. Bisaro (“Executive”) and Watson Pharmaceuticals, Inc. (“Watson” or the “Company”). This Agreement will not become effective and irrevocably binding until it has been fully executed by both parties and until seven (7) days have passed from the date on which it is signed by the Executive (the “Effective Date of this Agreement”).

In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Executive hereby acknowledges the termination of his/her employment with Watson effective as of the close of business on xx/xx/xxxx (the “Termination Date”). Except as expressly required pursuant to the terms of that certain Amended and Restated Key Employee Agreement between Executive and Watson dated November 12, 2012, and any written and duly signed amendments thereto (collectively the “2012 Agreement”), Executive will not be required to, and will not in fact, render any services on behalf of Watson after the Termination Date. After the Termination Date, Executive will cease to be an Executive of Watson and will not be eligible to receive any salary or benefits of employment, except as described in this Agreement.

2. Severance Pay and Benefits. In consideration for Executive’s execution of this Agreement, Executive is eligible to receive certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the 2012 Agreement. The severance pay and benefits (the “Payment”) being offered are set forth in the 2012 Agreement.

Executive acknowledges that, in exchange for signing this Agreement, he/she is receiving payments and benefits that he/she is not otherwise entitled to receive from Watson or its respective past, present and future parent, subsidiary and affiliated companies, and each of their partners, directors, officers, shareholders, representatives, agents, employees, insurers, fiduciaries, or employment benefit plans or programs (collectively “Releasees”). Executive acknowledges and agrees that at the time he/she signs this Agreement, he/she has been paid for all other wages, accrued and unused vacation or other paid-time off pay, expense reimbursement and other compensation due to him or her from Releasees as of the date he/she signs this Agreement. Further, Executive acknowledges that such Payment shall cease if Executive is reemployed by the Company or any of its current or future affiliates, subsidiaries or successors in interest.

3. Release of Claims. In exchange for the Payment described above, Executive, on behalf of Executive and Executive’s representatives, successors and assigns, completely releases and forever discharges the Releasees from any and all claims, rights, demands, actions, obligations, liens, costs, expenses, orders, judgments, attorneys’ fees and causes of action, of whatever kind or nature, arising on or prior to the Effective Date of this Agreement which Executive may now have, or has ever had, against any Releasee arising from or in any way connected with the employment relationship between Executive and the Company or any of its affiliates, or any acts or omissions occurring during the employment relationship or the termination thereof. Without limiting the foregoing, the above Release includes, but is not limited to, all “wrongful discharge,” “whistleblower” and discrimination claims; all claims relating to any contracts of employment, express or implied; any claims for defamation, misrepresentation or negligence; any claim for monies or severance pay; any tort claim of any nature, including claims for alleged infliction of emotional distress; any claim under any laws or regulations relating to employment matters including, but not limited to the following, as amended: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”) (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) Executive Order 11141 (age discrimination); (6) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (7) the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (disability); (8) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits) (except for any vested benefits under any tax qualified benefit plan); (9) the Immigration Reform and Control Act, 8 U.S.C. §101 et seq.; (10) the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; (11) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (12) The Sarbanes-Oxley Act of 2002, to the extent permitted by law; (13) Section 885 of the American Jobs Creation Act of 2004 and any applicable guidance thereunder (Internal Revenue Code Section 409A); (14) the Family and Medical Leave Act; (15) the New Jersey Law Against Discrimination; (16) the New Jersey Civil Rights Act; (17) the New Jersey Family Leave Act; (18) the New Jersey Conscientious Employee Protection Act; (19) the New Jersey Equal Pay Law; (20) the New Jersey Occupational Safety and Health Law; (21) the New Jersey Smokers’ Rights Law; (22) the New Jersey Genetic Privacy Act; (23) The New Jersey Fair Credit Reporting Act; (24) the New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim; (25) the New Jersey Public Employees’ Occupational Safety and Health Act; (26) the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; (27) the Millville Dallas Airmotive Plant Job Loss Notification Act (The New Jersey WARN Act); and any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Executive hereby warrants and represents that Executive shall not seek nor be entitled to recover from any of the Releasees for any claim released by this Agreement. Executive further represents and warrants that Executive is not a party to any proceedings currently pending before any federal, state or local court or agency asserting any claims released by this Agreement. Executive further represents and warrants that Executive has disclosed to the Chief Legal Officer of the Company all information known to Executive, concerning any wrongful conduct by any of the Releasees, including but not limited to any violation of any federal, state or local law or regulation, and any breach of contract.

Executive understands and expressly agrees that the Release set forth herein extends to all claims arising on or prior to the effective date of this Agreement of every nature and kind whatsoever,

whether known to Executive or not. Executive expressly waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, and any other statute in any other state or jurisdiction to the same or similar effect. Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, Executive agrees not to permit, authorize, initiate, join or continue any lawsuit, complaints, grievances, arbitrations or proceedings (collectively, “Proceedings”) against Releasees based in whole or in part on any claim covered by this Agreement. Executive is not prohibited from initiating a proceeding before a state or federal anti-discrimination agency, but Executive does hereby waive any right he/she may have to benefit in any manner from any relief (whether monetary, equitable, or otherwise) arising out of any past, present or future proceeding before a state or federal anti-discrimination agency.

4. Release of Claims under the ADEA, Right to Review and Revoke. Executive expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(a) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(b) Executive has been advised to consult a lawyer before signing this Agreement. Executive is granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Agreement.

(c) Executive will have the right to revoke the waiver and release of claims under the ADEA for a period of seven (7) days after signing this Agreement, and this Agreement shall not become effective or enforceable unless and until this revocation period has expired without revocation by Executive.

(d) Any revocation by Executive must be in writing and received by HR Compliance, Watson Pharmaceuticals, Inc., 400 Interpace Parkway, Parsippany, New Jersey, 07054 on or before the seventh (7th) day after this Agreement is executed by Executive. Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and claims only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.

5. Confidentiality and Return of Property. Executive acknowledges and affirms that Executive remains bound by the Employee Proprietary Information and Invention Agreement (“Invention Agreement”) which Executive signed in connection with Executive’s employment, and that the Invention Agreement remains in full force and effect. In accordance with Executive’s existing and continuing obligations under the Invention Agreement, Executive represents Executive has returned to the Company all Company Proprietary Information as required therein. Further, Executive agrees that except for Executive’s attorneys, accountants, and spouse, Executive will keep this Agreement and its terms confidential and will not reveal its contents to anyone, unless otherwise required or authorized by law.

6. Dispute Arising out of this Agreement. Any dispute or controversy arising out of or related to this Agreement shall be resolved exclusively by final and binding arbitration to be held in the state and county where Executive principally worked immediately prior to Executive’s termination. The prevailing laws of the State of New Jersey shall control, except where federal law governs. To the extent not inconsistent with the laws of the State of New Jersey, such arbitrations shall be conducted pursuant to the Rules for Arbitration of Employment Disputes of the American Arbitration Association, and the parties agree that each side shall initially bear their own costs and fees, but that the arbitrator may award reasonable costs and attorney’s fees to the prevailing party.

7. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement. To the extent Executive and Watson are parties to a previously-executed Employment Agreement, and to the extent the terms of that Employment Agreement are not inconsistent with the terms of this Agreement, those terms of the Employment Agreement shall continue in full force and effect. Apart from such continuing terms, this Agreement supersedes and cancels all previous agreements that may have been made in connection with Executive’s employment with Watson.

8. Severability, Modifications, and Governing Law. The provisions of this Agreement are severable and if any part is found to be unenforceable the other portions shall remain fully valid and enforceable. This Agreement may not be released, discharged, abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized officer of Watson. Except to the extent governed by federal law, this Agreement shall be governed by and construed under the laws of the State of New Jersey, without reference to New Jersey’s choice of law principles.

9. Construction of Agreement. The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter.

10. Review Period Not Extended by Changes. Executive agrees that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the original 21-day consideration period.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS, AND AFFECTS IMPORTANT LEGAL RIGHTS.

EXECUTIVE NAME	WATSON PHARMACEUTICALS, INC.

By:	By:

Print Name:	Print Name:

Date:	Date:

EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Watson Pharmaceuticals, Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTION AGREEMENT

Watson Pharmaceuticals, Inc.

EMPLOYEE PROPRIETARY INFORMATION AND

INVENTION AGREEMENT

In consideration of my employment or continued employment by WATSON PHARMACEUTICALS, INC., or one of its affiliates, subsidiaries, or divisions, and its and their successors and assigns (collectively, the “Company”), I hereby agree to the terms and conditions as set forth below in this Employee Proprietary Information and Invention Agreement (“Agreement”), as follows:

1. NONDISCLOSURE.

1.1 RECOGNITION OF COMPANY’S RIGHTS; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except for such disclosure, use or publication as may be required in connection with my work for the Company, or unless the Chief Executive Officer or Chief Legal Officer of the Company expressly authorizes such disclosure, use or publication in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I shall immediately notify the Legal Department of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce the provisions of this Agreement. Should I be subject to any governmental, administrative or court order or action purporting to require or authorize the disclosure of any Proprietary Information, in whole or in part, I will immediately notify the Company’s Legal Department and will immediately provide the Company with all documents and other relevant information in my possession or knowledge to permit the Company to take steps as it deems necessary to prevent disclosure of its Proprietary Information.

1.2 PROPRIETARY INFORMATION. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its affiliated entities. By way of illustration but not limitation, “Proprietary Information” includes (a) information regarding compositions of matter, compounds, formulations, devices, machines, manufacture, diseases, therapeutic indications, mechanisms, processes, formulas, data, programs, manuals, protocols, other works of authorship, know-how and improvements, and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third

Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized in writing by the Chief Executive Officer or Chief Legal Officer of the Company.

1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 INVENTIONS. The term “Inventions” shall mean any and all inventions, discoveries, designs, improvements, and ideas, whether patentable or not, and copyrightable material. By way of illustration but not limitation, “Inventions” include processes, machines, manufactures, and compositions of matter, organisms, molecules, cells, tissues, compounds, reagents, ingredients, metabolites, precursors, intermediates, formulations, devices, diagnostics, therapeutics, formulas, data, data compilations, programs, manuals, protocols, and other works of authorship.

2.2 PROPRIETARY RIGHTS. The term “Proprietary Rights” shall mean all trade secret, patent, trademark, service mark, trade name, domain name, copyright, and other intellectual property rights throughout the world.

2.3 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, and describe such invention at the most specific level possible without violating any such prior confidentiality agreement, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached or completed, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, improve, use, sell, offer to sell, import and export such Prior Invention. I agree not to incorporate into any Company product any Prior Invention that I do not own or with respect to which I do not have the right to grant such a nonexclusive license to the Company. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.4 ASSIGNMENT OF INVENTIONS. Subject to Section 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first conceived, reduced to practice or fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for twelve (12) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others that relate to the Company’s field of business or to the work I performed for the Company during my employment (“Related Subsequent Inventions”). In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment that claim or disclose Related Subsequent Inventions.

2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate as mutually agreed by the parties after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me during the period of my employment by the Company and all Inventions made by me during the period of my employment by the Company, which records shall be available to and remain the sole property of the Company at all times.

4. PROTECTION OF CONFIDENTIAL INFORMATION. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During and after the period of my employment with the Company, I will not use or disclose or allow anyone else to use or disclose any “Confidential Information” (as defined below) relating to the Company, its products, suppliers or customers except as may be necessary in the performance of my work for the Company or as may be authorized in advance by appropriate officers of the Company.

4.1 DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this agreement, the term “Confidential Information” means Proprietary Information, as defined in this Agreement, and all of the following materials and information which employee receives, conceives or develops or has received, conceived or developed, in whole or in part, in connection with employee’s affiliation with the Company: (i) the contents of any manuals or other written materials of the Company; (ii) the names of actual or prospective clients, customers, suppliers, vendors, persons, firms, lenders, corporations, or other entities (domestic or international) with whom employee may have contact on behalf of the Company; (iii) the terms of various agreements between the Company and any third parties; (iv) the contents of actual or prospective customer or client lists and records, which customer and client lists and records shall not only mean one or more of the names and addresses of the Company’s customers, but shall also encompass any and all information whatsoever regarding them; (v) any data or database, or other information compiled by the Company, including, but not limited to, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer, vendor, or other person, firm or corporation to whom the Company has provided or from which the Company has received goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company; (vi) all policies, procedures, strategies and techniques regarding training, marketing and sales, either oral or written; and (vii) any other information, data, training methods, formulae, know-how, show-how, source code, subject code, copyright, trademarks, patents or knowledge of a confidential or proprietary nature observed, received, conceived or developed by employee in connection with employee’s affiliation with the Company.

4.2 For purposes of this agreement, “Confidential Information” shall not include any information which: (i) is or becomes generally available to the public other than as a result of a disclosure by or on behalf of myself; (ii) was known to me on a non-confidential basis prior to its disclosure to myself (provided that I can establish such prior knowledge by written proof); (iii) becomes available to me from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in each such case, that I notify the Company immediately of any such requirement so that the Company shall have an opportunity to contest such disclosure or obtain a protective order or seek such other protection as the Company may determine.

5. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree to notify the Company of my intent to engage in any outside employment or business activity, and that the Company has the sole discretion to determine whether such employment or business activity constitutes a conflict of interest.

6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any invention agreement, confidential information agreement, non-competition agreement, non-solicitation agreement or other agreement with any former employer or other party. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. RETURN OF COMPANY PROPERTY AND DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, samples, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, desks, lockers, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing the Company’s termination interview process.

8. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9. NAME AND LICENSE. I understand that the Company, from time to time, may capture images in the workplace for its internal and external communications and promotional materials. I hereby grant to the Company a non-exclusive license to use my name, image, voice or physical likeness for any purpose, including advertising, promoting or publicizing the Company, and in any medium, including still photographs, film, videotape voice recordings or other technical, digital or electronic mediums. I hereby release the Company, including its directors, officers, employees, consultants, and agents, from all claims and liability of any kind arising from the use of my name, image, voice or physical likeness; provided that such release shall not extend to claims against the Company for damages resulting from the Company’s willful misconduct in the use of my name, image, voice or physical likeness.

10. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by certified or registered mail, three (3) days after the date of mailing.

11. DISCLOSURE OF THIS AGREEMENT. I hereby authorize the Company to notify others, including but not limited to customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.

12. GENERAL PROVISIONS.

12.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of New Jersey, without regard to its conflict of laws provision. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the state in which I am employed by the Company at the time of breach of this Agreement or at the time of termination of my employment, for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4 SUPERSEDING AGREEMENT. I understand and agree that this Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

12.5 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.6 EMPLOYMENT. I agree and understand that the Company is an “at will” employer and that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.7 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.8 ENTIRE AGREEMENT. The obligations pursuant to Sections 1, 2, and 4 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

ACKNOWLEDGMENT

This Agreement shall be effective as of the earliest of (1) the first day of my employment with the Company; (2) the first day of my use of, the facilities, technology, expertise, data or Proprietary Information of the Company; or (3) the date I sign this Agreement.

I have read this Agreement carefully and understand its terms.

Signature: /s/    Paul M. Bisaro          Dated: November 12, 2012

Employee Name: Paul M. Bisaro

ACCEPTED AND AGREED:

WATSON PHARMACEUTICALS, INC.

By:	David A. Buchen

Title:	Chief Legal Officer – Global

TO: Watson Pharmaceuticals, Inc.

FROM: Paul Bisaro

DATE: November 12, 2012

EXHIBIT A

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Watson Pharmaceuticals, Inc. or one of its affiliates, subsidiaries, or divisions (collectively the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party (ies):

	Invention or Improvement	Party (ies)	Relationship

1.

2.

☐ Additional Sheets attached.	Number of additional sheets (if applicable)

/s/ Paul M. Bisaro
Employee Signature

Paul M. Bisaro
Employee Name (Print or Type)

36